Exhibit 17

Please be advised that for the reasons that follow, I hereby resign my position as a member of the Board. I am concerned with the ability of the Company to continue in the absence of any income. In the absence of income, the Company has no ability to attract management and Herb’s continuation in the capacity of management continues to inhibit the credibility of the Company in the marketplace. In addition, I feel the Board has an obligation to determine the value and viability of the Company’s intellectual property; however, is unable to fulfill its obligations because of the financial position of the Company. I therefore feel that I have no alternative but to tender my resignation. Alfred J. Luciani

Herbert Lindo	Phone :	(516) 741-1352
Chairman & CEO	Facsimile:	(516) 741-7194

December 21, 2005

Alfred J. Luciani, Esq.	Via Certified Mail – Return Receipt
201 West Seaview Avenue	Requested and Email
Linwood, NJ 08221

Alfred J. Luciani, Esq.:

This proposed Letter Agreement:

1.                                       Serves to advise you that your letter of resignation as a Director of Kenilworth Systems Corporation (“Kenilworth” or the “Company”) is hereby accepted.

2.                                       In your letter of resignation you asserted, among other doubts, the value of our intellectual property, consisting of a patent and other patents pending. As the result, we cannot permit you to continue as a Consultant to our Company. We propose that you also agree to terminate our Consulting Agreement as of December 19, 2005, the date of your letter of resignation from the Board of Directors.

Your consulting remuneration will be paid pursuant to the Consulting Agreement, including the issuance of Kenilworth’s Common Stock par value $0.01 per share, apportioned to December 19, 2005.

3.                                       The number of shares of Common Stock, issuable pursuant to your Board Membership will also be apportioned to December 19, 2005.

If you are in agreement with the aforementioned, please date and sign a copy of this Letter Agreement and return a copy to us in the enclosed self-addressed, stamped envelope.

When we file the FORM 8-K, SEC Regulations require the disclosure of your letter of resignation and the content of this Letter Agreement.

Sincerely,

KENILWORTH SYSTEMS CORPORATION

/s/ Herbert Lindo
Herbert Lindo, Chairman and CEO

Alfred J. Luciani, Esq. hereby resigns to the terms of the within Letter Agreement.

Date: December 21, 2005

as of December 19, 2005

X	/s/ Alfred J. Luciani, Esq.
Alfred J. Luciani, Esq.

185 WILLIS AVENUE MINEOLA, NEW YORK 11501	E-MAIL: ROULABETTE@AOL.COM